                       INVESTMENT SUB-ADVISORY AGREEMENT


This AGREEMENT made this 26th day of August, 1998, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as "VALIC," and AMERICAN GENERAL INVESTMENT MANAGEMENT, L.P., hereinafter referred to as the "SUB-ADVISER."

         VALIC and the SUB-ADVISER recognize the following:

                 (a) VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended ("Advisers Act").

                 (b) VALIC is engaged as the investment adviser of American General Core Bond Fund, American General Strategic Bond Fund and American General High Yield Bond Fund pursuant to an Investment Advisory Agreement dated August 26, 1998 between VALIC and American General Series Portfolio Company 3 ("FUND"), an investment company organized under the laws of Delaware as a business trust, as a series type of investment company issuing separate classes (or series) of shares of beneficial interest and is registered as a diversified, open- end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

                 (c) The FUND currently consists of eighteen portfolios ("Funds"): American General International Value Fund, American General International Growth Fund, American General Large Cap Value Fund, American General Large Cap Growth Fund, American General Mid Cap Value Fund, American General Mid Cap Growth Fund, American General Small Cap Value Fund, American General Small Cap Growth Fund, American General Socially Responsible Fund, American General Money Market Fund, American General Domestic Bond Fund, American General Balanced Fund, American General Conservative Growth Lifestyle Fund, American General Moderate Growth Lifestyle Fund, American General Growth Lifestyle Fund, American General Core Bond Fund, American General Strategic Bond
         Fund, and American General High Yield Bond Fund.   In accordance with
         the FUND's Agreement and Declaration of Trust (the "Declaration"), new Funds may be added to the FUND upon approval of the FUND's Board of Trustees without approval of the FUND's shareholders. This Agreement will apply only to the Fund(s) set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A ("Covered Funds").

                 (d) The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

                 (e) VALIC desires to enter into an Investment Sub-Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Funds which VALIC determines from time to time to assign to the SUB-ADVISER.

         VALIC and the SUB-ADVISER AGREE AS FOLLOWS:

1.       SERVICES RENDERED AND EXPENSES PAID BY THE SUB-ADVISER

         The SUB-ADVISER, subject to the control, direction, and supervision of VALIC and the FUND's Board of Trustees and in material conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state securities and tax laws and regulations, including section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), the FUND's Declaration, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions and any applicable procedures adopted by the FUND's Board of Trustees shall:

                 (a) manage the investment and reinvestment of the assets, other than cash, of the Covered Funds including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each Covered Fund's portfolio, and the formulation and implementation of investment programs.

                 (b) maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered Fund's account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER's control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB- ADVISER, subject to applicable law.

         In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Funds the best execution of portfolio transactions. Subject to approval by the FUND's Board of Trustees of appropriate policies and procedures, the SUB-ADVISER may cause the Covered Funds to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services to the SUB-ADVISER. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization.

         The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and the FUND's Board of Trustees regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and the FUND promptly upon their reasonable written request all of the Covered Funds' investment records and ledgers to assist VALIC and the FUND in compliance with respect to each Covered Fund's securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish the FUND's Board of Trustees such periodic and special reports as VALIC and the FUND's Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Funds are being conducted in a manner consistent with applicable laws and regulations. The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the SUN-ADVISER shall disclose such non-public information only if VALIC or the Board of Trustees of the FUND has authorized such disclosure, or if such information is or hereafter otherwise is known by the SUB-ADVISER or has been disclosed, directly or indirectly, by VALIC or the Fund to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

         Should VALIC at any time make any definite determination as to any investment policy and notify the SUB-ADVISER in writing of such determination, the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked, provided such determination will permit SUB-ADVISER to comply with the first paragraph of this Section.

         The SUB-ADVISER will not hold money or investments on behalf of the FUND. The money and investments will be held by the Custodian of the FUND.
The SUB-ADVISER will arrange for the transmission to the Custodian for the FUND, on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable it to perform its administrative responsibilities with respect to the Covered Funds.

         The SUB-ADVISER will not perform cash management services for the Covered Funds. The cash management function will be performed by VALIC.

         The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act or represent VALIC or the Fund other than in furtherance of the SUB- ADVISER's duties and responsibilities as set forth in this Agreement.

         Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC's expenses, except that VALIC shall in all events pay the compensation described in Section 2 of the Agreement.

2.       COMPENSATION OF THE SUB-ADVISER

         VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB- ADVISER, a monthly fee or fees based on each Covered Fund's average monthly net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule
A. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Declaration and Bylaws of the FUND. Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

         The average monthly net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the FUND's Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than ten
(10) days following the end of the month.

         If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

         The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole concern of VALIC and the SUB-ADVISER and shall not be the responsibility of the FUND.

3.       SCOPE OF THE SUB-ADVISER'S ACTIVITIES

         The SUB-ADVISER, and any person controlled by or under common control with the SUB-ADVISER, shall remain free to provide similar investment advisory services to other persons or engage in any other business or activity which does not impair the services which the SUB-ADVISER renders to the Covered Funds.

         Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

         The SUB-ADVISER shall not be liable to VALIC, the FUND, or to any shareholder in the FUND, and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER in performing its duties under this Agreement.

4.       REPRESENTATIONS OF THE SUB-ADVISER AND VALIC

         The SUB-ADVISER represents, warrants, and agrees as follows:

         (a) The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

         (b) The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC and the FUND with a copy of such code of ethics together with evidence of its adoption.

         (c) The SUB-ADVISER has provided VALIC and the FUND with a copy of its Form ADV as most recently filed with the SEC and will promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

         VALIC represents, warrants, and agrees as follows:

         VALIC: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

5.       TERM OF AGREEMENT

         This Agreement shall become effective as to the Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the FUND's trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the FUND's Board of Trustees or a majority of that Fund's outstanding voting securities.

         This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between VALIC and the FUND as it relates to any Covered Fund. The Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of the FUND's Board of Trustees or by vote of a majority of that Covered Fund's outstanding voting securities on at least 60 days' prior written notice to the SUB-ADVISER. This Agreement may also be terminated by VALIC: (i) on at least 60 days' prior written notice to the SUB-ADVISER, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days' prior written notice to VALIC.

6.       OTHER MATTERS

         The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or the FUND with respect to them.

         The SUB-ADVISER agrees that all books and records which it maintains for the FUND are the FUND's property. The SUB-ADVISER also agrees upon request of VALIC or the FUND, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         VALIC has herewith furnished the SUB-ADVISER copies of the FUND's Prospectus, Statement of Additional Information, Declaration and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective.

         The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of the FUND in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

         VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the FUND or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and the FUND as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder. Subject to provisions of this paragraph, SUB-ADVISER grants VALIC and the FUND a non-exclusive right to use the "American General Investment Management" name in connection with the SUB-ADVISER's management of the FUND (i) for so long as the this Agreement, any other investment management agreement between VALIC and SUB-ADVISER with respect to the FUND, or to any extension, renewal or amendment thereof, remain in effect, and (ii) for subsequent periods as long as required by law, rule or regulation or to the extent necessary to refer to or illustrate the historical performance of the FUND.

         VALIC agrees to indemnify the SUB-ADVISER for losses, costs, fees, expenses and claims which arise directly or indirectly (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Investment Sub-Advisory Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the FUND, except insofar as any such statement or omission was specifically made in reliance on written information provided by the the SUB-ADVISER to VALIC.

         The SUB-ADVISER agrees to indemnify VALIC for losses and claims which arise (i) as a result of a failure by SUB-ADVISER to provide the services or furnish the materials required under the terms of this Investment Sub-Advisory Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the FUND, but only to the extent that such statement or omission was specifically made in reliance on written information provided by the SUB-ADVISER to VALIC. Provided, however, that the SUB-ADVISER's responsibility, if any, to provide VALIC with indemnification pursuant to this paragraph or any other provision of this Agreement for any failure on the SUB-ADVISER's part to comply with the diversification requirements specified in Section 817(h) of the Code or the qualification standards of Subchapter M of the Code shall not for any Covered Fund exceed the lesser of $1 million or 2% of the Covered Fund's net assets (measured as of the end of the first calendar quarter during which non-compliance with Section 817(h) or Subchapter M of the Code first occurred).

7.       APPLICABILITY OF FEDERAL SECURITIES LAWS

         This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the Securities and Exchange Commission or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

         The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                     By:   /s/ CYNTHIA A. TOLES
                                        ---------------------------------------
                                       Name:   Cynthia A. Toles
                                       Title:  Senior Vice President, General
                                               Counsel and Secretary
ATTEST:

 /s/ NORI L. GABERT
-------------------------


                                     AMERICAN GENERAL INVESTMENT MANAGEMENT,
                                     L.P.


                                     By:    /s/ RICHARD W. SCOTT
                                        ---------------------------------------
                                       Name:	Richard W. Scott
                                       Title:	President and CEO
ATTEST:

 /s/ PETER V. TUTERS
-------------------------

                                   SCHEDULE A
                          (Effective August 26, 1998)


Annual Fee computed at the following annual rate, based on average daily net asset value for each month and payable monthly:


         Covered Fund                                  Fee
         ------------                                  ---
         American General Core Bond Fund               0.25% on first $200 million
                                                       0.20% on next $300 million
                                                       0.15% over $500 million

         American General Strategic Bond Fund          0.35% on first $200 million
                                                       0.25% on next $300 million
                                                       0.20% over $500 million

         American General High Yield Bond Fund         0.45% on first $200 million
                                                       0.35% on next $300 million
                                                       0.30% over $500 million





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